EXHIBIT 99.01

CCOM Group, Inc. Reports 2013 First Quarter Results

HAWTHORNE, New Jersey (May 14, 2013) – CCOM Group, Inc. (“CCOM”) (OTCQB: “CCOM,” “CCOMP”), today announced its financial results for the three months ended March 31, 2013.

Results for the three months ended March 31, 2013 compared to results for the same period in 2012:

•	Sales increased 3.5% to $18,729,438 from $18,091,774

•	Gross profit increased 6.1% to $4,824,247 from $4,548,590

•	Selling, general and administrative expenses increased 0.6% to $5,443,583 from $5,412,348

•	Operating loss decreased 28.3% to $(619,336) from $(863,758)

•	Net loss decreased 24.0% to $(731,977) from $(963,590)

•	Net loss per share on a fully diluted basis decreased to $(0.08) from $(0.11) per share

Michael Goldman, Chief Executive Officer of CCOM, said, “The Company is seasonal and incurs losses in the first quarter each year. The 3.5% increase in first quarter year-over-year sales follows an 8.6% increase in fourth quarter year-over-year sales. Sales gains remained consistent in our residential and commercial businesses.”

About CCOM Group, Inc.

CCOM distributes heating, ventilating and air conditioning, (“HVAC”), equipment, parts and accessories, climate control systems, customized control panels, and plumbing and electrical supplies and equipment to professional contractors in the states of New York, New Jersey, Massachusetts, Connecticut and eastern Pennsylvania through its subsidiaries; Universal Supply Group, Inc., www.usginc.com, The RAL Supply Group, Inc., www.ralsupply.com, American/Universal Supply Division, www.ausupplyinc.com, and S&A Supply, Inc., www.sasupplyinc.com. The Company is headquartered in New Jersey, and, with its affiliates, operates out of 17 locations in its geographic trading area. For more information on CCOM’s operations, products and/or services, please visit www.ccomgrp.com.

Safe Harbor Statement

The foregoing press release may contain statements concerning CCOM’s financial performance, markets and business operations that may be considered "forward-looking" under applicable securities laws. CCOM cautions readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from any results that are projected in the forward-looking statements include the following: continued acceptance of the company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission.  These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in CCOM's periodic reports and registration statements filed with the Securities and Exchange Commission. CCOM undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

For further information, please contact Michael Goldman Chief Executive Officer, or
William Salek, Chief Financial Officer, at (973) 427-8224.

(Financial Highlights Follow)

CCOM GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash	$201,635	$297,128
Accounts receivable, net of allowance for doubtful accounts of $512,282 and $429,186, respectively	9,350,730	11,131,317
Inventory	13,604,058	12,029,400
Prepaid expenses and other current assets	1,069,853	1,372,390
Total current assets	24,226,276	24,830,235
Property and equipment	926,521	1,036,710
Goodwill	1,416,929	1,416,929
Other assets – noncurrent	237,704	270,265
Deferred income tax asset – noncurrent	100,000	100,000
	$26,907,430	$27,654,139
Liabilities and Stockholders' Equity
Current liabilities:
Borrowings under credit facility - revolving credit	$12,420,211	$12,297,180
Notes payable, current portion; includes related party notes of $1,391,663 and $607,999, respectively	1,525,876	745,500
Convertible notes payable-related party	200,000	-
Trade payables	5,452,412	5,242,044
Accrued liabilities	1,335,324	1,630,792
Total current liabilities	20,933,823	19,915,516
Convertible notes payable-related party	-	200,000
Notes payable, non-current portion; includes related party notes of $648,349 and $1,440,015, respectively	1,104,274	1,947,813
Deferred income tax liability – noncurrent	506,500	496,000
Total liabilities	22,544,597	22,559,329
Commitments and contingencies
Stockholders' equity:
Redeemable convertible preferred stock, $.05 par value, 2,500,000 shares authorized, 293,057 shares issued and outstanding, liquidation preference of $1,465,285	14,653	14,653
Common stock, $.05 par value, 20,000,000 shares authorized, 9,154,953 shares issued and outstanding	457,747	457,747
Additional paid-in capital	12,659,782	12,659,782
Accumulated deficit	(8,769,349)	(8,037,372)
Total stockholders' equity	4,362,833	5,094,810
	$26,907,430	$27,654,139

CCOM GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	For The Three Months Ended
	March 31,
	2013	2012
Sales	$18,729,438	$18,091,774
Cost of sales	13,905,191	13,543,184
Gross profit	4,824,247	4,548,590

Selling, general and administrative expenses	5,443,583	5,412,348
Operating loss	(619,336)	(863,758)

Other income	49,522	54,249
Interest expense, net; includes related party interest of $30,076 and $16,036, respectively	(151,663)	(154,081)
Loss before income tax expense	$(721,477)	$(963,590)

Income tax expense	10,500	-
Net loss	(731,977)	(963,590)

Net loss per common share:
Basic and diluted	$(0.08)	$(0.11)

Weighted average shares outstanding:
Basic and diluted	9,154,953	9,154,953

CCOM GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(731,977)	$(963,590)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Deferred income taxes	10,500	-
Provision for doubtful accounts	83,773	123,184
Depreciation	81,548	93,667
Net gain on disposal of fixed assets	(2,720)	-
Changes in operating assets and liabilities:
Accounts receivable	1,696,814	1,693,934
Inventory	(1,574,658)	(482,476)
Prepaid expenses and other current assets	302,537	307,177
Other assets - noncurrent	32,561	14,441
Trade payables	210,368	(97,618)
Accrued liabilities	(295,468)	(268,660)
Net cash (used in) provided by operating activities	(186,722)	420,059

Cash flows from investing activities:
Additions to property and equipment	-	(57,274)
Proceeds from disposal of property and equipment	31,361	-
Net cash provided by (used in) investing activities	31,361	(57,274)

Cash flows from financing activities:
Repayments of notes payable; includes related party repayments of $508,002 and $8,002, respectively	(563,163)	(95,183)
Issuance of notes payable, related party	500,000	350,000
Borrowings (repayments) under credit facility - revolving credit, net	123,031	(465,897)
Net cash provided by (used in) financing activities	59,868	(211,080)
(Decrease) increase in cash	(95,493)	151,705
Cash - beginning of period	297,128	271,697
Cash - end of period	$201,635	$423,402